Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing with the Securities and Exchange Commission on behalf of each of them of Schedule 13D, to which this Exhibit 1 is attached (including amendments thereto) with respect to certain shares of common stock of Omega Flex, Inc., a Pennsylvania corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such filing.

This Joint Filing Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement.

Dated: March 26, 2024	STEWART B. REED

	By:	/s/ Susan B. Asch
Susan B. Asch, Attorney-in-Fact
ESTATE OF JOHN E. REED

	By:	/s/ Susan B. Asch
	Name:	Susan B. Asch
	Title:	Attorney-in-Fact for Stewart B. Reed as Executor

JOHN E. REED TRUST

	By:	/s/ Susan B. Asch
	Name:	Susan B. Asch
	Title:	Attorney-in-Fact for Stewart B. Reed as Trustee